Exhibit 10.20

Execution Counterpart

NOTE PURCHASE AGREEMENT

$17 Million Senior Secured Convertible Promissory Notes

This Note Purchase Agreement (the “Agreement”) is made as of January 5, 2005 by and among Biolex, Inc., a Delaware corporation (the “Company”), with its principal office at 158 Credle St., Pittsboro, North Carolina 27312, and Johnson & Johnson Development Corporation, a New Jersey corporation (the “Purchaser”), with its principle office at 410 George Street, New Brunswick, New Jersey 08933.

Accordingly, the Purchaser agrees with the Company as follows:

1. The Notes.

1.1. The Notes.

(a) At the First Closing (as defined below), the Purchaser agrees, on the terms of and subject to the conditions specified in this Agreement, to lend to the Company the principal amount of $5,000,000 (the “First Commitment Amount”). Such Purchaser’s loan shall be evidenced by a senior secured convertible promissory note (the “First Note”) dated as of the First Closing Date (as defined below) in the form attached hereto as Exhibit Al. This First Note, together with the other notes issued pursuant to this Agreement, are collectively referred to as the “Notes.” The securities into which the Notes are convertible are referred to as the “Conversion Shares”, and the Conversion Shares and the Notes are collectively referred to as the “Securities.”

(b) At the Second Closing (as defined below), the Purchaser agrees, on the terms of and subject to the conditions specified in this Agreement, to lend to the Company the principal amount of $12,000,000 (the “Second Commitment Amount”). Such Purchaser’s loan shall be evidenced by a senior secured convertible promissory note (the “Second Note”) dated as of the applicable Second Closing Date (as herein defined) in the form attached hereto as Exhibit A2.

1.2. Closings.

(a) The closing of the issuance and sale of the First Note (the “First Closing”) will be held at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, NY at 10:00 a.m. five business days after (i) the Company, at its sole option, delivers a written notice to the Purchaser stating its desire to consummate the First Closing and (ii) the conditions set forth in Article 4 of this Agreement are satisfied or waived by the applicable parties, or at such other time and place as the parties shall mutually agree (the “First Closing Date”).

(b) The closing of the issuance and sale of the Second Note will be held at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, NY at 10:00 a.m. five business days after all of the following have occurred: (i) the Purchaser, at its sole option, delivers a written notice to the Company stating its desire to consummate the Second Closing (as defined below); (ii) the conditions set forth in Article 4 of this Agreement are satisfied or waived by the applicable parties and (iii) the Company, at its sole option, delivers a written notice to the Purchaser stating its desire to consummate the Second Closing (as defined below) and specifying the amount it desires to initially draw down under the Second Note, or at such other time and place as the parties shall mutually agree. The Company may elect to draw down the Second Commitment Amount in up to three draws of not less than $4 million (or the remaining available amount of the Second Commitment Amount at the time of draw, if such amount is less than $4 million); provided that, all draw downs of the Second Commitment Amount must occur within two years following the first draw down in accordance with the provisions of the prior sentence; and, provided, further that each draw down shall be in the form of the Second Note and the term “Second Note” as used herein shall refer to each such note. If the Second Commitment Amount is drawn down in more than one issuance, each such draw down in accordance with the terms of this Section 1.2(b) shall be a “Second Closing” and each such closing date shall be a “Second Closing Date.” Each of the First Closing and each Second Closing is referred to herein as a “Closing,” and each of the First Closing Date and each Second Closing Date is referred to herein as a “Closing Date.”

1.3. Terms of the Notes. The Notes shall bear interest at a rate equal to six percent (6%) per annum, compounded annually, payable on the stated maturity date (or any earlier date, all as provided in the Notes). The Notes may be convertible into shares of capital stock of the Company, on the terms provided in the Notes.

1.4. Security Interest and Subordination.

(a) Upon the purchase of each of the First Note and the Second Note by the Purchaser pursuant to this Agreement, each such purchase shall be secured by a first security interest (the “Security Interest”) in the Collateral (as defined in the Security Agreement); provided, that, with respect to the Second Note, the Company may grant other lenders that make loans to the Company to finance equipment, facilities, services or any property related to the Launch Facility (as defined in the Selected Protein Development and Manufacturing Alliance Agreement between the Company and Centocor, Inc. dated as of December 31, 2004 (the “Development Agreement”)) (the “Launch Facility Lenders”) a security interest in such equipment, facilities or property related to the Launch Facility, subject to the terms of Section 1.4(b) below. At the First Closing, the Company and the Purchaser shall execute and deliver the Security Agreement, substantially in the form attached hereto as Exhibit B (the “Security Agreement”). Immediately following the First Closing, the Company shall deliver to Purchaser all applicable Uniform Commercial Code (“UCC”) Financing Statements to be filed by Purchaser in the Delaware Secretary of State’s Office, in the form attached hereto as Exhibit C (the “Financing Statements”) and shall update such Financing Statements as reasonably requested by the Purchaser at each Second Closing. The Company hereby agrees to execute and deliver any additional documents or instruments reasonably requested by the Purchaser in order to perfect the Security Interest in accordance with the Security Agreement.

(b) As a condition to the First Closing, each other holder of indebtedness of the Company (other than the Senior Indebtedness (as defined in the First Note)) will acknowledge its subordinate relationship with respect to the First Note by signing the subordination agreement, in the form attached hereto as Exhibit D (the “Subordination Agreement”, together with the Security Agreement and the Financing Statements, the “Ancillary Documents”). As a condition to each Second Closing, each other holder of indebtedness of the Company (other than the Senior Indebtedness (as defined in the Second Note) and other than any holder of indebtedness that is already subject to a Subordination Agreement) will acknowledge its subordinate relationship with respect to the Second Note by signing the Subordination Agreement; provided, that the Launch Facility Lenders shall not be obligated to enter into a Subordination Agreement with respect to the Second Note (and any Subordination Agreement entered into by them with respect to the First Note shall be so modified) but shall be obligated to enter into an intercreditor agreement (the “Intercreditor Agreement”) with the Company and the Purchaser, in form and substance reasonably acceptable to the Purchaser, providing that the right to payment of, and collateral security for, the loans of the Launch Facility Lenders to finance equipment, facilities, services or any property related to the Launch Facility shall be pari passu with the Purchaser’s right to payment of, and collateral security for, the Second Note.

2. Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth in the Preferred Stock Purchase Agreement between the Company and the parties signatory thereto dated as of August 8, 2003, as amended, to the Purchaser mutatis mutandis. In addition, the Company hereby represents and warrants to the Purchaser as follows:

2.1. Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for the sale and issuance of the Notes, the performance of the Company’s obligations under this Agreement and the transactions contemplated hereby and by the Note, and the authorization, issuance, sale and delivery of the Conversion Shares, will be taken prior to the Closing. This Agreement and the Notes are valid, binding and enforceable obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor’s rights and to the availability of the remedy of specific performance. The execution and delivery of this Agreement and the Notes, and the performance by the Company of their respective terms do not violate, conflict with or result in a breach of (i) the Company’s Certificate of Incorporation; (ii) the Company’s Bylaws; (iii) any judgment, order or decree of any court or arbitrator to which the Company is a party, or (iv) any material contract, undertaking, indenture or other agreement or instrument by which the Company is now bound or to which it is now a party. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or arbitrator or government agency or instrumentality. The Conversion Shares, when issued upon conversion of the Notes, and any shares of Common Stock issuable upon conversion of such Conversion Shares, will be duly authorized and validly issued, fully paid and nonassessable, will be issued in compliance with applicable federal and state securities laws, and will have the rights, preferences, privileges and restrictions described in the Company’s Certificate of Incorporation. The Conversion Shares and any shares of Common Stock issuable upon conversion of such Conversion Shares will be free of any liens or encumbrances. The Conversion Shares are not and will not be subject to any preemptive rights, rights of first refusal or similar rights, except as set forth in this Agreement or the Company’s Amended Investor Rights Agreement. Except for notices required or permitted to be filed with certain state and federal securities commissions after the Closing Date, which notices the Company agrees to file on a timely basis, the execution, delivery and performance by the Company of this Agreement and the Notes in compliance with their respective provisions do not require any governmental consent or approval.

3. Representations and Warranties of Purchaser. The Purchaser, as of each Closing Date, represents and warrants to the Company, that upon the acquisition of the applicable Note and the applicable Warrant and upon conversion of the applicable Note and upon exercise of the applicable Warrant as follows:

3.1. Binding Obligation. The Agreement issued to such Purchaser is a valid, binding and enforceable obligation of such Purchaser, subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor’s rights and to the availability of the remedy of specific performance.

3.2. Investment Experience. Such Purchaser is an accredited investor within the meaning of Regulation D prescribed by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”).

3.3. Investment Intent. Such Purchaser is acquiring the Securities for investment for such Purchaser’s own account and not with a view to, or for resale in connection with, any distribution thereof. Such Purchaser understands that the Securities have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

3.4. Rule 144. Such Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act, or unless an exemption from such registration is available. Such Purchaser is aware of the provisions of Rules 144 and 144A promulgated under the Act that permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

4. Conditions to Closing.

4.1. Conditions to Obligations of the Purchaser. The Purchaser’s obligations hereunder are subject to the fulfillment at each Closing, on or prior to the applicable Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Purchaser:

(a) The representations and warranties made by the Company in Section 2 shall be true and correct when made, and shall be true and correct on the applicable Closing Date (with such updating changes as are acceptable to the Purchaser), with the same force and effect as though made on and as of such date; as of the applicable Closing Date there shall have been no change, the result of which would have, either individually or in the aggregate, a material adverse effect on the assets or financial condition of the Company (a “Material Adverse Effect”); the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement or any other agreement related hereto to be performed or complied with by it at or prior to the applicable Closing; there shall not exist any “Event of Default” (as defined in the applicable promissory note) under any of the then outstanding Notes or the $8 million Senior Convertible Promissory Note issued to Purchaser under the Note and Warrant Purchase Agreement dated as of January 5, 2005; and the Company shall have furnished to the Purchaser on the applicable Closing Date a certificate to these effects, signed by the President of the Company.

(b) On the applicable Closing Date, the Company shall have executed the applicable Note and delivered it to the Purchaser.

(c) On the applicable Closing Date, the Purchaser shall have received from Cooley Godward LLP, counsel for the Company, its opinion with respect to the transactions contemplated hereby, which opinion shall be satisfactory to the Purchaser.

(d) Except for the notices required or permitted to be filed after the applicable Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Securities.

(e) At the applicable Closing, the sale and issuance by the Company, and the purchase by the Purchaser, of the Securities shall be legally permitted by all laws and regulations to which each Purchaser or the Company is subject.

(f) All corporate and other proceedings in connection with the transactions contemplated at the applicable Closing and all documents and instruments incident to such transaction shall be reasonably satisfactory in substance and form to the Purchaser.

(g) The Company will have obtained all required consents to amend its Second Amended and Restated Investor Rights Agreement dated August 8, 2003, as amended on July 1, 2004, to give the Conversion Shares customary registration rights by including those shares within the definition of Registrable Securities defined therein (the “Amended Investor Rights Agreement”) and Purchaser will have delivered to the Company its countersignature to the Amended Investor Rights Agreement pursuant to which Purchaser shall be bound by the terms and conditions thereof applicable to holders of Registrable Securities.

(h) All instruments, and legal and corporate proceedings, in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Purchaser, and the Purchaser shall have received copies of all documents, including records of corporate proceedings, which the Purchaser may have reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

(i) The Subordination Agreement and any other junior security documents required by the Purchaser, if applicable, shall have been executed and delivered in accordance with Section 1.4(b).

(j) The Company shall have executed, if applicable, and delivered in final form appropriate for filing with the applicable government office, the Security Agreement, the Financing Statements and all other filings and instruments that Purchaser has requested in order to perfect its Security Interest.

(k) In the case of the Second Closing, if any loans by Launch Facility Lenders to finance the Launch Facility are outstanding, the Company and the Launch Facility Lenders shall have executed and delivered the Intercreditor Agreement.

4.2. Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Securities at the Closing is subject to the fulfillment, to the Company’s satisfaction on or prior to the applicable Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a) At the Closing, the sale and issuance by the Company, and the purchase by the Purchasers, of the Securities shall be legally permitted by all laws and regulations to which the Purchaser or the Company is subject.

(b) The representations and warranties made by the Purchasers in Section 3 shall be true and correct when made, and shall be true and correct on the Closing Date; and each Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement or any other agreement related hereto to be performed or complied with by such Purchaser at or prior to the Closing.

5. Covenants and Agreements. The covenants and agreements in this Section 5 shall remain in effect until (a) the Notes have been indefeasibly repaid in full or converted pursuant to their terms and (b) all other obligations under this Agreement, the Notes, and the Ancillary Agreements have been completely discharged.

5.1. Use of Proceeds. The Company will use the proceeds from the issuance and sale of the Notes for the development and commercialization activities contemplated by the Development Agreement.

5.2. Indebtedness and Liens. Absent the written consent of the Purchaser, following the First Closing, the Company will not, and will not permit any subsidiary to, create or incur or permit to exist any indebtedness, consensual lien, charge, mortgage, pledge or other security interest that is pari passu or senior to the Notes, other than (i) the Senior Indebtedness, (ii) Permitted Liens (as defined in the Security Agreement) and (iii) with respect to the Second Note only and subject to the following sentence, any loans of the Launch Facility Lenders made to finance equipment, facilities, services or any property related to the Launch Facility. In addition, absent the written consent of the Purchaser, the Company shall require any holder of its indebtedness, other than the holders of the Senior Indebtedness, to execute the Subordination Agreement, expressly subordinating such holder’s indebtedness to the Notes; provided, that the Launch Facility Lenders shall not be obligated to enter into a Subordination Agreement with respect to the Second Note but shall be obligated to enter into the Intercreditor Agreement, in form and substance reasonable acceptable to the Purchaser, providing that the right to payment of, and collateral security for, the loans of the Launch Facility Lenders to finance equipment, facilities, services or any property related to the Launch Facility shall be pari passu with the Purchaser’s right to payment of, and collateral security for, the Second Note.

5.3. Compliance with Laws. The Company will (a) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which the Company is now doing business or may hereafter be doing business, and (b) maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by the Company, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have a Material Adverse Effect. This Section 5.3 shall not preclude the Company from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof.

5.4. Maintenance of Property; Insurance. The Company will maintain or cause to be maintained in good repair, working order and condition (normal wear and tear excepted) the Collateral (as defined in the Security Agreement), the Pilot Facility (as defined in the Development Agreement) and the Launch Facility (upon such facilities being completed) and the Company will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and will deliver evidence thereof to the Purchaser.

5.5. Inspection. The Company shall permit any authorized representatives of the Purchaser to visit, audit and inspect the Pilot Facility and the Launch Facility (upon such facilities being completed), and to discuss the Company’s affairs, finances and business with the Company’s officers and certified public accountants, at such reasonable times during normal business hours not less than twice per calendar year.

5.6. Organization and Existence. The Company will at all times preserve and keep in full force and effect its organizational existence and, during the term of the Development Agreement, all rights and assets necessary for the Company’s performance of the Development Agreement.

5.7. Financial Reporting. The Company will deliver each of the financial statements and other reports described below to the Purchaser:

(a) As soon as available and in any event within forty-five (45) days after the end of each calendar quarter (including the last quarter of the Company’s fiscal year), the Company will deliver the consolidated and consolidating balance sheets of the Company, as at the end of such quarter, and the related consolidated statements of income, stockholders’ equity and cash flow for such quarter and for the period from the beginning of the then current fiscal year of the Company to the end of such quarter.

(b) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, the Company will deliver the audited consolidated and consolidating balance sheets of the Company, as at the end of such year, and the related consolidated statements of income, stockholders’ equity and cash flow for such fiscal year.

(c) As soon as available and in any event no later than the last day of each of the Company’s fiscal years, the Company will deliver financial projections of the Company for the forthcoming three (3) fiscal years. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to the Company pursuant to this Section 5.7 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation.

6. Miscellaneous.

6.1. Indemnity. The Company shall indemnify the Purchaser, each of the Purchaser’s directors, officers, employees, agents, attorneys, accountants, consultants and each person or entity, if any, who controls any Purchaser (each Purchaser and each of such directors, officers, employees, agents, attorneys, accountants, consultants and control Persons is referred to as an “Indemnified Party”) and hold each of them harmless from and against any and all claims, damages, liabilities and reasonable expenses (including reasonable fees and disbursements of counsel with whom any Indemnified Party may consult in connection therewith and all reasonable expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with (a) the Indemnified Party’s compliance with or contest of any subpoena or other process issued against it in any proceeding arising from this Agreement or the Notes, (b) any litigation or investigation involving the Company, or any officer, director or employee thereof, or (c) this Agreement, the Notes or any transaction contemplated hereby or thereby; provided, however, that the foregoing indemnity shall not apply (i) to litigation commenced by the Company against the Purchaser which seeks enforcement of any of the rights of the Company hereunder and is determined adversely to the Purchaser in a final nonappealable judgment or (ii) to the extent such claims, damages, liabilities and expenses result from the Indemnified Party’s own gross negligence or willful misconduct. This Section 6.1 shall not modify or broaden the rights of Centocor, Inc. or any companies controlled by Centocor, Inc. to indemnity under the Development Agreement.

6.2. Survival. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the loans under the Notes and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in Section 6.1 shall survive the repayment of the obligations under the Notes and the termination of this Agreement.

6.3. Waivers and Amendments. With the written consent of the Purchaser, the obligations of the Company and the rights of the Purchaser under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board of Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a signed statement in writing.

6.4. Governing Law. The Agreements shall be governed in all respects by the laws of the State of New York as such laws are applied to agreements between New York residents entered into and to be performed entirely within New York.

6.5. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement and any rights hereunder shall not be assigned, hypothecated or otherwise transferred by the Company without the written consent of the Purchaser. The Purchaser may not assign or otherwise transfer all or part of the Notes held by it, except to affiliates of Purchaser, without the prior consent of the Company.

6.6. Entire Agreement. This Agreement (including the exhibits attached hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

6.7. Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, overnight delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed (a) if to the Purchaser, at such Purchaser’s address set forth at the beginning of this Agreement, or at such other address as such Purchaser shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Securities who has so furnished an address to the Company, or (b) if to the Company, at its address set forth at the beginning of this Agreement, or at such other address as the Company shall have furnished to the Purchaser and each such other holder in writing.

6.8. Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.9. Payment of Fees and Expenses. The Company and the Purchaser will each bear their own expenses incurred with respect to the transactions contemplated by this Agreement.

6.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officer as of the date and year first written above.

COMPANY:

BIOLEX, INC.

By:
Name:	Jan Turek
Title:	CEO

PURCHASER:

JOHNSON & JOHNSON DEVELOPMENT CORPORATION

By:
Name:
Title:

NOTE PURCHASE AGREEMENT

$17,000,000 SENIOR SECURED CONVERTIBLE PROMISSORY NOTES

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officer as of the date and year first written above.

COMPANY:

BIOLEX, INC.

By:
Name:
Title:

PURCHASER:

JOHNSON & JOHNSON DEVELOPMENT CORPORATION

By:
Name:	Brad Vale
Title:	Vice President

NOTE AND WARRANT PURCHASE AGREEMENT

$8,000,000 SENIOR SUBORDINATED CONVERTIBLE PROMISSORY NOTE